Exhibit 4.2

CI&T Inc. 2º PLANO DE OPÇÕES DE COMPRA DE AÇÕES	CI&T Inc. 2nd STOCK OPTION PLAN

Aprovado em Reunião do Conselho de Administração da CI&T Inc., empresa isenta das Ilhas Cayman, com sede 630 Freedom Business Center, 3rd Floor, 181, King of Prussia, PA 19406  (“Companhia”) ocorrida em 9 de junho de 2022 (“2º Plano”).

Approved by CI&T Inc.,  a Cayman Islands exempted company, with its principal office at 630 Freedom Business Center, 3rd Floor, 181, King of Prussia, PA 19406 (“Company”)’s Board of Directors meeting held on June 9, 2022 (“Plano”).

Objetivo do 2º Plano	Purpose of the 2nd Plan

1.1.         Objetivo. Este 2º Plano tem por objetivo conceder aos Participantes (conforme definição na Cláusula 2 abaixo) o direito de se tornarem acionistas da Companhia mediante o exercício de opções de compra de ações de emissão da Companhia (“Opções” ou, individualmente, “Opção”). Este direito poderá estar sujeito a determinadas condições a serem impostas pela Companhia e visa : (a) estimular a expansão, o êxito e a consecução do objeto social da Companhia e suas Controladas; e (b) alinhar os interesses dos acionistas da Companhia ao dos Participantes.

1.1.      Purpose. The purpose of this 2nd Plan is to grant to the Participants (as defined in Clause 2 below) the right to become shareholders of the Company through the exercise of stock options issued by the Company (“Options”, or, individually, “Option”). Such right may be subject to certain conditions to be imposed by the Company and aims at (a) stimulating the expansion, success and achievement of the corporate purpose of the Company and its Subsidiaries; and (b) aligning the interests of the Company’s shareholders with those of the Participants.

1.1.1.    Para os fins deste 2º Plano, serão consideradas “Controladas” todas e quaisquer sociedades nas quais a Companhia detenha ou venha a deter, direta ou indiretamente, direitos de sócia que lhe assegurem, de modo permanente, preponderância nas deliberações sociais e/ou o poder de eleger a maioria dos administradores das referidas sociedades.

1.1.1.    For the purposes of this 2nd Plan, “Subsidiaries” are deemed to be any and all entities in which the Company holds or shall hold, directly or indirectly, equity interest ensuring prevalence, on a permanent basis, in corporate resolutions and/or the power to elect the majority of the managers of such entities.

Participantes	Participants

2.1.         Participantes. Poderão participar deste 2º Plano os profissionais selecionados a exclusivo critério do Conselho de Administração ou do Comitê de Pessoas (“Comitê”) , dentre os Administradores, Executivos, Empregados e Prestadores de Serviços da Companhia e de suas Controladas.

2.1.         Participants. Professionals selected at the exclusive discretion of the Board of Directors among the Managers, Executives, Employees and Service Providers of the Company and its Subsidiaries may participate in this 2nd Plan.

2.1.1. Para os fins deste 2º Plano:	2.1.1. For the purposes of this 2nd Plan:

(a) “Administrador” significa membro do Conselho de Administração e/ou da Diretoria da Companhia ou de suas Controladas;	(a) “Manager” means member of the Company’s or its Subsidiaries’ Board of Directors and/or Officers;

(b) “Executivo” significa empregado sênior da Companhia ou de suas Controladas;	(b) “Executive” means senior employee of the Company or its Subsidiaries;

(c) “Empregado” significa profissional que desempenha determinadas atividades e/ou funções para a Companhia ou suas Controladas com vínculo empregatício; e	(c) “Employee” means professional who performs certain activities and/or functions for the Company or its Subsidiaries under an employment relationship; and

(d)                 “Prestador de Serviços” significa profissional que desempenha determinadas atividades e/ou funções para a Companhia ou suas Controladas sem possuir vínculo empregatício ou estatutário com referidas sociedades.

(d)                 “Service Provider” means professional who performs certain activities and/or functions for the Company or its Subsidiaries without having an employment or statutory relationship with such companies.

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2.1.2.    Serão considerados participantes deste 2º Plano os Administradores, Executivos, Empregados e Prestadores de Serviços em favor dos quais a Companhia outorgue uma ou mais Opções (“Participantes”).

2.1.2. Managers, Executives, Employees and Service Providers in favor of which the Company grants one or more Options shall be considered participants of this 2nd Plan (“Participants”).

2.2.         Tratamentos Diferenciados. O Conselho de Administração ou o Comitê poderão tratar de maneira diferenciada Participantes que se encontrem em situação similar, não estando obrigado, por qualquer regra de isonomia ou analogia, a estender a outros Participantes, qualquer condição, benefício ou deliberação que entenda aplicável apenas a determinados Participantes. O Conselho de Administração ou o Comitê poderá, ainda, estabelecer um tratamento especial para casos excepcionais, durante a eficácia de cada direito de Opção, desde que não sejam afetados os direitos concedidos aos demais Participantes nem os princípios básicos deste 2º Plano. Tal disciplina excepcional não constituirá precedente invocável por outros Participantes.

2.2.         Differentiated Treatments. The Board of Directors may treat Participants in similar situations differently and shall not be bound, by any rule of isonomy or analogy, to extend to other Participants any condition, benefit or resolution that deemed applicable to certain Participants only. The Board of Directors may also establish special treatment for exceptional cases during the effectiveness of each Option, provided that the rights granted to Participants and the basic principles of the 2nd Plan are not affected. Such exceptional discipline shall not constitute a precedent invokable by other Participants.

2.3.         Permanência no Emprego ou Cargo. Nenhuma disposição deste 2º Plano, assim como sua simples existência, conferirá aos Participantes garantia de manutenção do vínculo empregatício, estatutário ou contratual com a Companhia ou suas Controladas ou interferirá de qualquer modo no direito da Companhia e de suas Controladas, sujeito às condições legais e àquelas do contrato de trabalho ou do contrato de prestação de serviços, conforme o caso, de rescindir a qualquer tempo o relacionamento com o Participante. Adicionalmente, nenhuma disposição deste 2º Plano conferirá a qualquer Administrador titular de uma Opção direitos concernentes à sua permanência até o término do seu mandato ou interferirá de qualquer modo no direito da Companhia ou de suas Controladas em destituí-lo, nem assegurará o direito à sua reeleição para o cargo.

2.3.         Permanence in Employment or Office. No provision of this 2nd Plan, or its mere existence, shall confer to the Participants any assurance of maintenance of the employment, statutory or contractual relationship with the Company or its Subsidiaries or in any way interfere with the rights of the Company and its Subsidiaries, with due regard to legal conditions and those of the employment or service provision agreement, as the case may be, to terminate at any time the relationship with the Participant. Additionally, no provision of this 2nd Plan shall confer to any Manager holding an Option rights regarding his permanence until expiration of his term of office or shall in any way interfere with the right of the Company or its Subsidiaries to remove him from office or ensure to him the right to re-election to the office.

2.4.         Ausência de Caráter Remuneratório. Este 2º Plano constitui negócio oneroso de natureza exclusivamente civil e não cria qualquer obrigação de natureza trabalhista ou previdenciária entre a Companhia ou suas Controladas e os Participantes, sejam eles Administradores, estatutários ou não, ou empregados. Nesse sentido, a participação do Administrador, Executivo, Empregado ou Prestador de Serviços da Companhia ou de suas Controladas neste 2º Plano não interfere em sua remuneração fixa ou variável.

2.4.         No Compensation Nature. This 2nd Plan constitutes an onerous transaction of an exclusively civil nature and does not create any labor or social security obligation between the Company or its Subsidiaries and the Participants, being them statutory or non-statutory managers or employees. In this sense, the participation of the Manager, Executive, Employee or Service Provider of the Company or its Subsidiaries in this 2nd Plan does not interfere with their compensation, both fixed and variable.

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Administração do 2º Plano	Management of the 2nd Plan

3.1.         Administração. Este 2º Plano será administrado pelo Conselho de Administração da Companhia e/ou pelo Comitê constituído e nomeado pelo Conselho de Administração para a administração do 2º Plano , conforme disposto no contrato social da Companhia.

3.1.         Management. This 2nd Plan shall be managed by the Company’s Board of Directors and/or by the committee created and indicated by the Board of Directors for the management of the 2nd Plan (“Committee”), in compliance with the provisions of the Company’s Memorandum and Articles of Association.

3.2. Competências. O Conselho de Administração e o Comitê estarão sujeitos aos limites estabelecidos na lei, no contrato social da Companhia atualizado e eventuais regulamentações aplicáveis.

3.2.         Attributions. The Board of Directors and the Committee shall be subject to the limits established by law, by the Company’s Memorandum and Articles of Association (as amended from time to time) and by the applicable regulations.

3.2.1.    O Conselho de Administração e/ou o Comitê terão amplos poderes para implementar este 2º Plano e para tomar todas as medidas necessárias e adequadas para a sua administração. As deliberações do Conselho de Administração e do Comitê vinculam a Companhia no que diz respeito a todas as matérias relacionadas a este Plano.

3.2.1.    The Board of Directors and/or the Committee shall have broad powers to implement this 2nd Plan and to take all necessary and appropriate measures for its management. The Board of Directors’ and Committee’s resolutions shall be binding upon the Company in respect of all matters related to this 2nd Plan.

3.2.2. Dentre os poderes atribuídos ao Comitê para a administração deste 2º Plano encontram-se os seguintes:	3.2.2. The following powers are attributed to the Committee for the management of this 2nd Plan:

(a) selecionar os Participantes dentre os profissionais elegíveis, nos termos da Cláusula 2.1, podendo estabelecer parâmetros e critérios objetivos para tanto;	(a) select the Participants among the eligible professionals, pursuant to Clause 2.1 above, and establish parameters and objective criteria to do so;

(b) criar e aplicar normas gerais relativas à outorga de Opções, nos termos deste 2º Plano, e solucionar eventuais dúvidas de interpretação deste 2º Plano;	(b) create and apply general rules regarding the granting of Options, in accordance with this 2nd Plan, and to clarify any interpretation issues with this 2nd Plan;

(c) estabelecer quantidade, datas e preços de exercício, bem como as demais características das Opções a serem outorgadas aos Participantes;	(c) establish the number, dates and exercise prices as well as the other characteristics of the Options that shall be granted to the Participants;

(d) a criação, alteração e/ou cancelamento de Programas (definidos adiante), conforme previsto neste 2º Plano;	(d) the creation, alteration and/or cancellation of Programs (as defined below), as provided for in this 2nd Plan;

(e) estabelecer regras complementares a este 2º Plano;	(e) establish complementary rules to this 2nd Plan;

(f) estabelecer prazos de carência diferentes daqueles previstos neste 2º Plano, assim como antecipar os referidos prazos de carência;	(f) establish vesting periods different from those provided for in this 2nd Plan, as well as accelerate such vesting periods;

(g) alterar o prazo de exercício das Opções;	(g) change the exercise period of the Options;

(h) deliberar a emissão de novas Ações (conforme definido na Cláusula 6.1) para satisfazer o exercício de Opções, nos termos deste 2º Plano;	(h) resolve on the issuance of new Shares (as defined in Clause 6.1), issuable upon, and in order to satisfy, the exercise of the Options, in accordance with this 2nd Plan;

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(i) decidir sobre a emissão de novas Ações, outorga de Ações mantidas em tesouraria (se houver) ou realização de liquidação em dinheiro, para a realização do exercício da Opção;	(i) decide on whether, in order to exercise the Option, the Company shall issue new Shares, grant Shares held in treasury (if any), or settle in cash;

(j)                  impor restrições à transferência das Ações adquiridas por meio do exercício das Opções, podendo também atribuir para a Companhia opções de recompra ou direitos de preferência em caso de alienação pelo Participante dessas mesmas Ações, até o término do prazo e/ou cumprimento das condições que venham a ser fixados; e

(j)                   impose restrictions on the transfer of the Shares acquired through the exercise of the Options, as well as to grant to the Company repurchase options or rights of first refusal in the event of disposal by the Participant of those same Shares, until expiration of the term and/or compliance with the conditions that shall be imposed; and

(k) estabelecer requisitos para o exercício das Opções.	(k) establish requirements for the exercise of the Options.

3.2.3. O Conselho de Administração ou o Comitê não poderá alterar os prazos de exercício das opções previstas nos Contratos de Opção, exceto se acordado pelo respectivo Participante.	3.2.3. The Board of Directors or the Committee may not modify the terms of exercise of the options provided for in the Option Agreements, except if agreed by the respective Participant.

Programas	Programs

4.1.         Programas. O Conselho de Administração ou o Comitê selecionará os Participantes deste 2º Plano e determinará como a quantidade de Opções que serão outorgadas a cada Participante, bem como os demais termos condições aplicáveis por meio de “Programas”.

4.1.         Programs. The Board of Directors or the Committee shall select the Participants of this 2nd Plan and determine the number of Options that shall be granted to each Participant and other applicable terms and conditions through “Programs”.

4.2.         1º Programa. Exceto se disposto de forma distinta pelo Comitê, a Data de Outorga das Opções a serem outorgadas no 1º Programa a ser aprovado pelo Conselho de Administração ou pelo Comitê deverá ser considerada 1º de abril de 2022 para fins do cálculo do Preço de Exercício, nos termos da Cláusula 8.

4.2.         1st Program. Except if established otherwise by the Committee, the Grant Date for the Options to be granted under the 1st Program to be approved by the Board of Directors or the Committee shall be deemed to be April 1, 2022, for the purpose of calculation of the Exercise Price pursuant to Clause 8.

4.2.1. O Conselho de Administração ou o Comitê deverão estabelecer para cada um dos Programas, observados os critérios gerais fixados neste 2º Plano e o disposto no contrato social da Companhia:

4.2.1.    Board of Directors or the Committee shall establish for each of the Programs, in compliance with the general criteria established in this 2nd Plan and the provisions of the Company’s Memorandum and Articles of Association:

(a) os prazos e condições para que as Opções se tornem exercíveis;	(a) the terms and conditions for the vesting of the Options;

(b)                 o preço de exercício das Opções e eventuais critérios para ajuste, tais como sua redução por dividendos, o índice de correção do preço até a data do exercício das Opções (automaticamente aplicável na menor periodicidade prevista em lei), entre outros;

(b)                 the exercise price of the Options and eventual adjustment criteria, such as its reduction by dividends, the index for monetary updating of the price up to the date of exercise of the Options (automatically applicable within the shortest intervals permitted by law), among others;

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(c) o prazo máximo para o exercício das Opções, o qual poderá estar sujeito a janelas de exercício, ou os critérios para a sua determinação;	(c) the maximum term for exercising the Options, which may be subject to exercise windows, or the criteria for its determination;

(d) quaisquer restrições à negociação das Ações subscritas ou adquiridas em razão do exercício das Opções; e	(d) any restrictions on trading of the Shares subscribed for or acquired due to the exercise of the Options; and

(e) eventuais penalidades.	(e) potential penalties.

4.3.         Interpretação dos Programas. As Opções concedidas de acordo com qualquer Programa ficam sujeitas a todos os termos e condições estabelecidos neste 2º Plano. A concessão de Opções sob um Programa a qualquer Participante não enseja a obrigação por parte da Companhia de conceder Opções adicionais ao mesmo Participante, em Programas futuros. Observado o disposto na Cláusula 15.4 abaixo, no caso de conflito entre este 2º Plano e as disposições dos Programas ou de qualquer instrumento ou contrato firmado em decorrência deste 2º Plano, prevalecerão as disposições contidas neste 2º Plano, exceto se o Programa ou Contrato de Opção (conforme definido abaixo) expressamente prever que a regra nele prevista prevalecerá sobre este 2º Plano.

4.3.         Interpretation of the Programs. Options granted under any Program are subject to all terms and conditions set forth in this 2nd Plan. The grant of Options under a Program to any Participant does not entail the Company’s obligation to grant additional Options to the same Participant in future Programs. Subject to the provisions of Clause 15.4 below, in the event of conflict between this 2nd Plan and the provisions of the Programs or of any instrument or agreement entered into as a result of this 2nd Plan, the provisions contained in this 2nd Plan shall prevail, unless the Program or Option Agreement (as defined below) expressly provides that the rule therein shall prevail over this 2nd Plan.

4.4.         Contrato de Opção. Cada Participante deverá aderir expressamente a este 2º Plano e ao respectivo Programa, concomitante mediante assinatura de Contrato de Opção de Compra de Ações (“Contrato de Opção”), obrigando-se, sem qualquer ressalva, ao cumprimento de todos os dispositivos estabelecidos neste 2º Plano e no respectivo Programa e no Contrato de Opções.

4.4.         Option Agreement. Each Participant shall expressly adhere to this 2nd Plan and the respective Program by executing a Stock Option Agreement (“Option Agreement”), undertaking, without any reservations, to comply with all provisions established in this 2nd Plan and the respective Program.

4.4.1.    O Contrato de Opção deverá especificar, sem prejuízo de outras condições a serem determinadas pelo Conselho de Administração ou Comitê: (a) a quantidade de Opções outorgadas; (b) todos os termos e condições para aquisição do direito ao exercício das Opções; (c) o prazo final para exercício das Opções; e (d) o preço de exercício das Opções taxa de câmbio (quando aplicável),  e condições, datas e prazos de pagamento.

4.4.1.    The Option Agreements shall specify, without prejudice to other conditions to be determined by the Board of Directors: (a) the number of granted Options; (b) the terms and conditions for the vesting of the Options; (c) the deadline for exercise of the Options; and (d) the exercise price of the Options and payment conditions.

4.4.2.    O Contrato de Opção poderá subordinar o exercício das Opções a determinadas condições, bem como impor novas restrições à transferência das Ações adquiridas por meio do exercício das Opções, podendo também reservar para a Companhia opções de recompra e/ou direitos de preferência em caso de transferência das Ações pelo Participante, observado o disposto na Cláusula 3.2.3 acima.

4.4.2.    The Option Agreement may subordinate the exercise of the Options to certain conditions, as well as impose new restrictions on the transfer of the Shares acquired through the exercise of the Options, and may also reserve for the Company repurchase options and/or right of first refusal in the event of transfer of Shares by the Participant, in compliance with the provisions of Clause 3.2.3 above.

4.5.         Termos e Condições da Opção. As Opções a serem alienadas aos Participantes, estarão sujeitas aos termos e condições estabelecidos neste 2º Plano, nos Programas e no Contrato de Opção assinado pelo Participante.

4.5.         Terms and Conditions of the Option. Options to be granted to Participants shall be subject to the terms and conditions set forth in this 2nd Plan, the Programs and the Option Agreement executed by the Participant.

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4.6.         Extinção. Sem prejuízo de qualquer disposição adicional ou em contrário prevista neste 2º Plano ou nos Programas, as Opções extinguir-se-ão parcialmente  ou em todo e automaticamente, cessando todos os seus efeitos de pleno direito, nos seguintes casos:

4.6.         Termination. Without prejudice to any provision to the contrary or additional contained in this 2nd Plan or Programs, the Options shall automatically terminate, with full cessation of all their effects as a matter of law, in the following cases:

(a) mediante o exercício integral das Opções;	(a) upon full exercise of the Options;

(b) após o decurso do Prazo de Exercício das Opções (conforme definido na Cláusula 7 abaixo);	(b) after the expiration of the Term of Exercise of the Options (as defined in Clause 7 below);

(c) se a Companhia for dissolvida, liquidada, tiver sua falência decretada ou tiver aprovado plano de recuperação judicial ou extrajudicial; e	(c) if the Company is dissolved, liquidated, has its bankruptcy declared or has approved or if a judicial or extrajudicial recovery program plan is approved; and

(d) nas hipóteses previstas na Cláusula 11 deste 2º Plano.	(d) in the events described in Clause 11 of this 2nd Plan.

Exercício da Opção	Exercise of the Option

5.1.         Prazo de Carência. O Conselho de Administração ou o Comitê definirão, em cada Programa, o prazo a partir do qual a Opção concedida aos Participantes tornar-se-á potencialmente apta a exercício (“Prazo de Carência”). O Conselho de Administração ou o Comitê poderão definir em cada Programa as hipóteses de antecipação do Prazo de Carência.

5.1.         Vesting Period. The Board of Directors or the Committee shall define, in each Program, the term after which the Option granted to Participants shall become potentially exercisable (“Vesting Period”). The Board of Directors or the Committee may define in each Program the events of acceleration of the Vesting Period.

5.1.1.    Para fins deste 2º Plano, as Opções cujo Prazo de Carência já tenha decorrido ou sido antecipado serão denominadas “Opções Vestidas”, enquanto que as Opções cujo Prazo de Carência não tenha decorrido ou sido antecipado serão denominadas “Opções Não-Vestidas”.

5.1.1.    For the purposes of this 2nd Plan, Options in which the relevant Vesting Period has already elapsed or been accelerated shall be referred to as “Vested Options”, while Options in which the Vesting Period has not elapsed or been accelerated shall be referred to as “Non-Vested Options”.

5.2. Exercício das Opções. O Conselho de Administração ou o Comitê definirá em cada Programa os termos e condições para o exercício das Opções Vestidas.	5.2. Exercise of Options. The Board of Directors or the Committee shall set forth in each Program the terms and conditions for the exercise of the Vested Options.

5.3.         Direitos de Acionista. Nenhum Participante terá quaisquer dos direitos e privilégios de acionista da Companhia até que as Opções sejam devidamente exercidas, sendo cumprida, inclusive todas as etapas de exercício  e as Ações objeto das Opções sejam subscritas ou adquiridas pelo Participante.

5.3.         Shareholder Rights. No Participant shall have any of the rights and privileges of a shareholder of the Company until the Options are duly exercised and the Shares subject to the Options are subscribed for or acquired by the Participant.

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Ações Incluídas no 2º Plano	Shares Included in the 2nd Plan

6.1.         Quantidade de Ações Incluídas no 2º Plano. Cada Opção dará direito ao Participante de adquirir 1 (uma) ação ordinária Classe A de emissão da Companhia (“Ação”), sujeito aos termos e condições estabelecidos no respectivo Contrato de Opção. As Opções que poderão ser outorgadas no âmbito deste 2º Plano deverão conferir direitos sobre um número de Ações que não exceda, a qualquer tempo, o montante máximo e cumulativo de 1.264.628 (um milhão, duzentos e sessenta e quatro mil, seiscentas e vinte e oito) ações ordinárias classe A da Companhia. O limite de opções que poderão ser outorgadas no âmbito deste 2º Plano deverá ser considerado em conjunto com as ações e/ou opções outorgadas pela Companhia no âmbito do 2022 U.S. Equity Incentive 2º Plan, sendo que as ações ou opções outorgadas no âmbito do 2022 U.S. Equity Incentive 2º Plan terão o efeito de reduzir a quantidade de opções disponíveis para outorga no âmbito deste 2º Plano, observado o limite total.

6.1.       Number of Shares Included in the 2nd Plan. Each Option shall entitle the Participant to acquire one (1) Class A common share issued by the Company (“Share”), with due regard to the terms and conditions established in the respective Option Agreement. Options that may be granted under this 2nd Plan shall confer rights over a number of Shares that shall not exceed, at any time, the maximum and cumulative amount of one million, two hundred and sixty-four thousand, six hundred and twenty-eight (1,264,628) class A common shares of the Company. The limit of Options that may be granted under this 2nd Plan shall be considered together with the shares and/or options granted by the Company under the 2022 U.S. Equity Incentive 2nd Plan, provided that the shares and/or options granted under the 2022 U.S. Equity Incentive 2nd Plan will have the effect of reducing the number of options available for grant under this 2nd Plan, subject to the total limit.

6.2. Direitos das Ações Incluídas no 2º Plano. As Ações outorgadas segundo este 2ºPlano conferirão aos seus titulares os direitos previstos na legislação aplicável e no contrato social da Companhia.

6.2.         Rights of the Shares Included in the 2nd Plan. Shares granted under this 2nd Plan shall confer onto their holders the rights provided for in the applicable laws and in the Company’s Memorandum and Articles of Association.

6.3.         Ajustes. De modo a manter os direitos econômicos dos Participantes, se a quantidade de ações que compõem o capital social da Companhia for aumentada ou diminuída, incluindo em razão de bonificações, desdobramentos, grupamentos, resgate ou conversão de ações de uma espécie ou classe em outra ou conversão em ações de outros valores mobiliários emitidos pela Companhia, o Conselho de Administração e/ou o Comitê deverá efetuar os ajustes apropriados no número, espécie e classe das ações a serem emitidas de acordo com as Opções que foram exercidas e com as que não tenham sido exercidas, exceto se a alteração do número de ações que compõem o capital social da Companhia for em decorrência de emissão de novas ações em virtude de aumentos de capital, ocasião em que não serão realizados ajustes no número das ações a serem emitidas de acordo com as Opções. Os ajustes mencionados nesta Cláusula não poderão modificar o preço total de exercício das Opções não exercidas. Nenhuma fração de Ação será emitida segundo este 2º Plano ou em virtude de qualquer dos ajustes previstos nesta Cláusula.

6.3.         Adjustments. In order to preserve the economic rights of the Participants, if the number of shares that compose the Company’s share capital is increased or reduced, including by reason of stock bonuses, splits, reverse splits, redemption or conversion of shares of one type or class into another or conversion into shares of other securities issued by the Company, the Board of Directors and/or the Committee shall make the appropriate adjustments in the number, type and class of shares to be issued according to the Options that have been exercised and those that have not been exercised, except where the change in the number of shares composing the Company's share capital is resulted from the issuance of new shares under capital increases, in which event no adjustment shall be made to the number of shares to be issued according to the Options. The adjustments mentioned in this Clause may not modify the aggregate exercise price of the Options not exercised. No fraction of the Shares shall be issued under this 2nd Plan or as a result of any of the adjustments referred to in this Clause.

Prazo de Exercício	Term of Exercise

7.1. Prazo de Exercício. As Opções deverão ser exercidas pelos Participantes no prazo definido em cada um dos Programas (“Prazo de Exercício”).	7.1. Term of Exercise. Options shall be exercised by Participants within the term defined in each of the Programs (“Term of Exercise”).

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7.1.1.    As Opções que não forem exercidas pelos respectivos Participantes no Prazo de Exercício serão automaticamente canceladas, de pleno direito, independentemente de aviso prévio, não sendo devida qualquer indenização ao Participante que não exerceu a Opção, ficando o Participante ciente de que, a menos que de outra forma regulada neste 2º Plano, perderá o investimento realizado na aquisição das Opções.

7.1.1.    Options not exercised by the respective Participants within the Term of Exercise shall automatically lapse and be cancelled, regardless of prior notice, and no indemnification shall be due and payable to the Participant that did not exercise the Option, and the Participant is hereby made aware that, unless otherwise regulated in this 2nd Plan, he/she shall lose the investment made in the acquisition of the Options.

Preço de Exercício da Opção e Pagamento	Option Exercise Price and Payment

8.1.         Preço de Exercício da Opção. Para o exercício das Opções, os Participantes deverão pagar um preço de exercício por Opção, o qual corresponderá ao preço de emissão ou de aquisição da Ação (“Preço de Exercício”).

8.1.         Option Exercise Price. For the exercise of the Options, Participants shall pay an exercise price per Option, which shall correspond to the issuance or acquisition price of the Share. (“Exercise Price”).

8.1.1.    O Preço de Exercício será fixado pelo Conselho de Administração e/ou pelo Comitê quando da aprovação do respectivo Programa e será equivalente à média de cotação das ações da Companhia na New York Stock Exchange – NYSE em determinado período anterior à data de outorga das Opções ao Participante (“Data de Outorga”), conforme definido pelo Conselho de Administração ou pelo Comitê, e ajustado com base nos Critérios para Ajuste previstos na Cláusula 8.2 abaixo. O Conselho de Administração poderá estabelecer no Contrato de Opção o índice de correção do Preço de Exercício.

8.1.1.    The Exercise Price shall be established by the Board of Directors and/or by the Committee upon approval of the respective Program and shall be will be equivalent to the average quotation of the Company’s shares on the New York Stock Exchange – NYSE in a certain period prior to the date the Options are granted to the Participant (“Grant Date”), as determined by the Board of Directors or by the Committee, and adjusted based on the Adjustment Criteria set forth in the Clause 8.2 below. The Board of Directors may establish in the Option Agreement the index for monetary adjustment of the Exercise Price.

8.2.         Critérios para Ajuste. “Critérios para Ajuste” significam os valores por ação distribuídos pela Companhia a seus acionistas a partir de determinada data prevista no Programa e/ou no Contrato de Opção, a título de dividendos e juros sobre o capital próprio, corrigidos desde a data de cada efetiva distribuição, o qual será subtraído do Preço de Exercício definido nos respectivos Programas.

8.2.         Adjustment Criteria. “Adjustment Criteria” means the amounts per share distributed by the Company to its shareholders from a certain date to be established in the Program and/or the Option Agreement, as dividends and interest on equity, adjusted from the date of each effective distribution, which will be subtracted from the Exercise Price defined in the respective Programs.

8.3. Dividendos. As Ações adquiridas em razão do exercício das Opções farão jus a dividendos declarados após a subscrição ou aquisição da Ação decorrente do exercício da Opção.	8.3. Dividends. Shares acquired due to the exercise of Options shall be entitled to dividends declared after the subscription for or acquisition of Shares resulting from the exercise of the Option.

8.4.         Forma de Pagamento. O Preço de Exercício deverá ser pago à vista pelo Participante, simultaneamente à formalização da subscrição ou aquisição, conforme o caso, da Ação objeto da Opção pelo Participante.

8.4.         Form of Payment. The Exercise Price shall be paid on demand by the Participant simultaneously with the formalization of the subscription for or acquisition of, as the case may be, the Shares subject of the Option by the Participant.

Entrega das Ações	Delivery of Shares

9.1.         Entrega das Ações. Nenhuma Ação será entregue ao Participante em decorrência do exercício das Opções, a não ser que todas as exigências legais, regulamentares e estatutárias decorrentes deste 2º Plano e do Programa tenham sido integralmente cumpridas.

9.1.         Delivery of the Shares. No Shares shall be delivered to the Participant due to the exercise of the Options, unless all legal, regulatory and statutory requirements arising from this 2nd Plan and the Program have been fully complied with.

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Restrições a Alienação das Ações Objeto das Opções	Restrictions on the Transfer of Shares Subject of the Options

10.1.      Restrição a Alienação das Ações. O Conselho de Administração, a seu exclusivo critério, poderá eventualmente estabelecer, se assim determinar quando da aprovação de cada Programa, que o Participante apenas poderá vender, onerar, transferir ou, de qualquer outra forma, alienar parte ou a totalidade das Ações da Companhia adquiridas no âmbito deste 2º Plano, após um período mínimo de indisponibilidade (lock up) estabelecido em cada Programa o qual não será superior a 6 (seis) meses a contar da data da aquisição das Ações.

10.1.      Restriction on the Transfer of Shares. The Board of Directors, at its sole discretion, may establish, if it so determines upon approving each Program, that the Participant may only sell, encumber, transfer or otherwise dispose part or all of the Company's Shares acquired under this 2nd Plan after a minimum period of lock-up established in each Program, which shall not exceed six (6) months] counted from the date of the acquisition of the Shares.

Desligamento	Termination

11.1.      Desligamento. Para os fins deste 2º Plano, “Desligamento” significa o término da relação jurídica de Administrador, Executivo, Empregado ou Prestador de Serviço entre o Participante e a Companhia ou suas Controladas, por qualquer motivo, incluindo sem limitação renúncia, destituição, substituição ou término do mandato sem reeleição ao cargo de Administrador, pedido de demissão voluntária ou demissão, com ou sem justa causa, rescisão de contrato de prestação de serviços, aposentadoria estabelecida de comum acordo, invalidez permanente ou falecimento. Para maior clareza, fica estabelecido que eventual desligamento do Participante do cargo de Administrador, Executivo, Empregado ou Prestador de Serviços da Companhia ou de suas Controladas seguido de eleição e investidura ou contratação de tal Participante para outro cargo como Administrador, Executivo, Empregado ou Prestador de Serviços da Companhia ou de suas Controladas não caracteriza Desligamento, para fins deste 2º Plano.

11.1.      Termination. For purposes of this 2nd Plan, “Termination” means the termination of the legal relationship of Manager, Executive, Employee or Service Provider between the Participant and the Company or its Subsidiaries, for whatsoever reason, including without limitation resignation, removal, replacement or expiration of the term of office without re-election to the office of Manager, request for voluntary departure or dismissal, with or without cause, termination of a services agreement, retirement established by mutual agreement, permanent disability or death. For the sake of clarity, it is hereby established that the eventual departure of a Participant from the position of Manager, Executive, Employee or Service Provider of the Company or its Subsidiaries followed by election and investiture or hiring of such Participant in another position as Manager, Executive, Employee or Service Provider of the Company or its Subsidiaries does not characterize Termination for the purposes of this 2nd Plan.

11.1.1. Exceto se estabelecido de forma diversa no Programa e/ou Contrato de Opção, se, a qualquer tempo, o Participante:	11.1.1. Unless otherwise provided for in the Program and/or in the Option Agreement if, at any time, the Participant:

(a)                 por vontade própria, desligar-se da Companhia ou de suas Controladas, conforme o caso, mediante demissão, renúncia ou término do seu contrato de prestação de serviços: (i) as Opções Não-Vestidas na data do seu Desligamento serão consideradas automaticamente canceladas, sem direito a qualquer indenização e/ou pagamento ao Participante; e (ii) as Opções Vestidas na data do seu Desligamento poderão ser exercidas no  prazo máximo de 30 (trinta) dias contados do Desligamento, após o que as mesmas restarão automaticamente canceladas, sem direito a qualquer indenização e/ou pagamento ao Participante;

(a)                 at his/her own initiative, departs from the Company and/or its Subsidiaries, as the case may be, by means of dismissal, resignation or expiration of his/her service agreement: (i) Non-Vested Options as of the date of his Termination shall be deemed automatically lapsed and cancelled, without any indemnification and/or payment to the Participant; and (ii) Vested Options as of the date of his/her Termination may be exercised within thirty (30) days as of the Termination, after which they shall automatically lapse and be cancelled, without any indemnification and/or payment to the Participant;

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(b)                 por vontade da Companhia ou de suas Controladas, conforme o caso, for desligado desta por Justa Causa, mediante demissão, destituição, não reeleição ao cargo ou rescisão do contrato de prestação de serviços, todas as Opções Vestidas e Opções Não-Vestidas que não tiverem sido exercidas pelo Participante até a data do Desligamento serão consideradas automaticamente canceladas, sem direito a qualquer indenização e/ou pagamento ao Participante;

(b)                at the Company’s or its Subsidiaries’ initiative, as the case may be, is terminated for Cause, by means of dismissal, removal from office, non-re-election to office or termination of the service agreement, all Vested and Non-Vested Options that were not exercised by the Participant before the date of Termination shall be automatically lapse and be cancelled, without any indemnification and/or payment to the Participant;

(c)                 (i) por vontade da Companhia ou de suas Controladas, conforme o caso, for desligado desta sem Justa Causa, mediante demissão, destituição, não reeleição ao cargo ou rescisão do contrato de prestação de serviços; ou (ii) desligar-se da Companhia por aposentadoria acordada com a Companhia ou invalidez permanente:

(c)                 (i) at the Company’s or its Subsidiaries’ initiative, as the case may be, is terminated without Cause, by means of dismissal, removal from office, non-re-election to office or termination of the service agreement; or (ii) departs from the Company due to retirement as agreed with the Company or permanent disability:

(X) as Opções Não-Vestidas na data do seu Desligamento serão consideradas automaticamente canceladas, sem direito a qualquer indenização e/ou pagamento ao Participante; e (Y) as Opções Vestidas na data do seu Desligamento poderão ser exercidas no  prazo máximo de 30 (trinta) dias contados do Desligamento, após o que as mesmas restarão automaticamente canceladas, sem direito a qualquer indenização e/ou pagamento ao Participante;

(X) Non-Vested Options as of the date of his Termination shall be deemed automatically lapsed and cancelled, without any indemnification and/or payment to the Participant; and (Y) Vested Options as of the date of his/her Termination may be exercised within thirty (30) days as of the Termination, after which they will lapse and forfeit, without any indemnification and/or payment to the Participant;

(d)                 em virtude do seu falecimento, for desligado da Companhia ou de suas Controladas, todas as Opções Vestidas e Opções Não-Vestidas que não tiverem sido exercidas pelo Participante até a data do Desligamento serão automaticamente canceladas, independentemente de qualquer aviso ou notificação. Em contrapartida, a Companhia indenizará os herdeiros e sucessores legais do Participante em decorrência do cancelamento das Opções, sendo que o valor de referida indenização será calculado pelo Conselho de Administração ou Comitê da Companhia e corresponderá ao valor resultante da média da cotação da Ação da Companhia nos últimos 30 (trinta) pregões anteriores ao Desligamento vezes a quantidade de opções canceladas do Participante menos o Preço de Exercício de todas as Opções canceladas. O montante da indenização devido pela Companhia corresponderá ao valor bruto da quantia em moeda corrente que os herdeiros e sucessores legais do Participante terão direito a receber, sobre o qual incidirão todas as retenções de tributos nos termos da legislação aplicável, ficando a Companhia desde já autorizada a realizar as referidas deduções e descontos legais aplicáveis.

(d)                 as a result of his/her death, departs from the Company and/or its Subsidiaries, all Vested Options and Non-Vested Options that have not been exercised by the Participant by the date of Termination will be automatically forfeited, regardless of any notice. In consideration, the Company shall indemnify the Participant's legal heirs and successors as a result of the forfeiture of the Options, provided that the amount of such indemnity is to be calculated by the Company's Board of Directors and shall correspond to the amount resulting from the average of the Company's share price in the last thirty (30) trading sessions prior to the Termination times the number of cancelled Options of the Participant minus the Exercise Price of all the cancelled Options. The indemnity owed by the Company shall correspond to the gross amount in currency that the Participant's heirs and legal successors shall be entitled to receive, which will be subject to all tax withholdings under the terms of the applicable legislation, being the Company authorized to make such deductions and legal discounts.

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11.1.2. Para os fins deste 2º Plano, “Justa Causa” significará (a) a demissão por justa causa do Participante contratado sob o regime da Consolidação das Leis Trabalhistas - CLT; (b) a rescisão motivada do contrato que regule o vínculo entre a Companhia e/ou suas Controladas e o Participante, por iniciativa da Companhia; e (c) a destituição do Participante do seu cargo por iniciativa da Companhia e/ou de suas Controladas decorrente da comprovada violação, pelo Participante, de quaisquer dos deveres e atribuições, incluindo, mas não se limitando, (1) os previstos nos arts. 153 a 157 da Lei das S.A.; (2) desídia do Participante no exercício das atribuições decorrentes do seu mandato de administrador; (3) condenação penal relacionada a crimes dolosos; (4) a prática comprovada, pelo Participante, de atos desonestos ou fraudulentos contra a Companhia e/ou suas Controladas; (5) qualquer ato ou omissão decorrente de culpa grave do Participante e que seja prejudicial aos negócios, imagem, ou situação financeira da Companhia, de seus acionistas, ou de suas Controladas; (6) violação do instrumento que regule o exercício do mandato de administrador estatutário celebrado pelo Participante com a Companhia e/ou com Controladas; (7) o descumprimento do contrato social da Companhia e/ou dos documentos constitutivos de suas Controladas e demais disposições societárias aplicáveis; terá o significado previsto no contrato que regule o vínculo entre a Companhia e o Participante, bem como, em qualquer hipótese; (C.8) a violação da legislação anticorrupção brasileira, da legislação contra a lavagem de dinheiro e, ainda, ao Foreign Corrupt Practices Act – FCPA ou ao Bribery Act do Reino Unido; e (9) violação grave do código de ética da Companhia ou de suas Subsidiárias.

11.1.2. For the purposes of this 2nd Plan, “Cause” shall mean (a) dismissal for cause of the Participant hired under the system established by the Brazilian Consolidation of Labor Laws - CLT; (b) justified termination of the agreement governing the relationship between the Company or Subsidiaries and the Participant, at the initiative of the Company and/or Subsidiaries; and (c) removal of the Participant from office at the initiative of the Company and/or Subsidiaries as a result of proven violation by the Participant of any of his duties and attributions including, but not limited to, (1) those set forth in articles 153 to 157 of the Corporation Law; (2) the Participant's negligence in exercising the duties arising from its office as a manager; (3) criminal conviction related to willful crimes; (4) the Participant's proven performance of dishonest or fraudulent acts against the Company and/or its Subsidiaries; (5) any act or omission resulting from gross negligence by the Participant and which is detrimental to the business, image or financial situation of the Company, its shareholders and/or its Subsidiaries; (6) violation of the instrument that regulates the exercise of the office of statutory manager entered into by the Participant with the Company and/or its Subsidiaries; (7) noncompliance with the Memorandum and Articles of Association of the Company and/or the constitutional documents of its Subsidiaries and other applicable corporate provisions; having the meaning foreseen in the agreement governing the relationship between the Company and/or Subsidiaries and the Participant, as well as, in any case; (8) violation of the Brazilian anti-corruption laws, of the laws against money laundering and, also, the Foreign Corrupt Practices Act - FCPA or the Bribery Act of the United Kingdom; and (9) the serious violation of the Code of Ethics of the Company or its Subsidiaries.

11.1.3. Em qualquer das hipóteses de Desligamento, caso o Participante venha a figurar como prestador de serviços, consultor, administrador, executivo ou empregado de qualquer sociedade que desempenhe atividades concorrentes às desenvolvidas pela Companhia e/ou suas Controladas, as Opções ainda vigentes poderão ser canceladas e extintas em qualquer momento a partir da data do conhecimento por parte da Companhia do ingresso do Participante em tal sociedade concorrente, sem direito a qualquer indenização e/ou outro pagamento. A previsão contida nesta Cláusula é aplicável também para todas as hipóteses de infração, pelo Participante, de suas obrigações de não-concorrência assumidas junto à Companhia, caso aplicável.

11.1.3. In any of the events of Termination, if the Participant becomes a service provider, consultant, manager, executive or employee of any company performing activities competing with those developed by the Company and/or its Subsidiaries, the Options still in force may be forfeited and cancelled, at any time from the date of the Company’s knowledge of the Participant's joining such competing company, without any indemnification and/or other payment. The provision contained in this Clause is also applicable to all events of violation by the Participant of its non-compete obligations assumed to the Company and Subsidiaries, if applicable.

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11.1.4.                      Durante a vigência do Contrato de Opção e pelo período de 1 (um) ano contado da data de Desligamento, o Participante não deverá: (i) aliciar, induzir ou encorajar qualquer diretor, empregado ou prestador de serviço da Companhia ou suas Controladas a deixar tal cargo, emprego ou relação de prestação de serviços, conforme for o caso, ou contratar, empregar ou de outra forma atrair qualquer destas  pessoas; e (ii) induzir ou encorajar qualquer cliente, fornecedor, prestador de serviço ou licenciador da Companhia ou suas Controladas, atual ou potencial, ou qualquer outra pessoa que possua um relacionamento comercial significativo com a Companhia e suas Controladas, a rescindir ou modificar tal relacionamento atual ou potencial.

11.1.4.                      During the term of the Options Agreement and for a period of one (1) year from the Termination date, the Participant shall not: (i) entice, induce or encourage any director, employee or service provider of the Company or its Subsidiaries to leave such position, employment or service provision relationship, as the case may be, or hire, employ or otherwise attract any of these people; and (ii) induce or encourage any customer, supplier, service provider or licensor of the Company or its Subsidiaries, current or potential, or any other person who has a significant business relationship with the Company and its Subsidiaries, to terminate or modify such current or potential relationship.

Regulamentação Aplicável	Applicable Regulations

12.1.      Regulamentação Aplicável. Este 2º Plano, cada Programa, as Opções adquiridas com base em tais instrumentos e a subscrição de novas Ações derivadas das Opções ou aquisição de Ações de emissão da Companhia mantidas em tesouraria, conforme o caso, deverão observar a regulamentação aplicável.

12.1.      Applicable Regulations. This 2nd Plan, each Program, the Options acquired based on such instruments and the subscription for new Shares derived from the Options or acquisition of Shares issued by the Company held in treasury, as the case may be, shall comply with the applicable regulations.

12.2. Direito de Preferência dos Acionistas. Os acionistas não terão direito de preferência na aquisição ou exercício das Opções segundo este 2º Plano.	12.2. Shareholders' Preemptive Right. Shareholders shall not have a preemptive right in the acquisition or exercise of Options under this 2nd Plan.

12.3.      Alterações. Salvo na hipótese da Cláusula 12.4 abaixo, quaisquer alterações a este 2º Plano somente serão aplicáveis para os Programas que vierem a ser aprovados pelo Conselho de Administração ou pelo Comitê após a data da respectiva alteração.

12.3.      Amendments. Except in the event described in Clause 12.4 below, any amendments to this 2nd Plan shall only be applicable to Programs to be approved by the Board of Directors or by the Committee after the date of the respective amendment.

12.4.      Superveniência Legal. Qualquer alteração legal significativa no tocante à regulamentação das sociedades por ações e/ou aos efeitos fiscais de um plano de opções de compra, poderá levar a revisão integral deste 2º Plano, observadas eventuais disposições previstas no Programa.

12.4.      Supervening Legal Issues. Any significant amendment to legal provisions with respect to the regulation of corporations and/or the tax effects of a stock option plan may lead to a full revision of this 2nd Plan, with due regard to the provisions contained in the Program.

Reestruturação Societária	Corporate Restructuring

13.1.      Reestruturação Societária. A aquisição de Opções nos termos deste 2º Plano não impedirá a Companhia de se envolver em operações de reorganização/reestruturação societária, tais como transformação, incorporação, fusão, cisão e qualquer outra forma de reestruturação societária (“Reestruturação”).

13.1.      Corporate Restructuring. The acquisition of Options under this 2nd Plan shall not prevent the Company from engaging in corporate reorganization/restructuring transactions, such as transformation, merger, amalgamation, spin-off and any other form of corporate restructuring (“Restructuring”).

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13.1.1. O Conselho de Administração da Companhia ou o Comitê e as sociedades envolvidas em operações de Reestruturação determinarão, a seu exclusivo critério, e sem prejuízo de outras medidas: (a) a substituição das Ações objeto das Opções por ações, quotas ou outros valores mobiliários de emissão da sociedade sucessora da Companhia, desde que o faça nos exatos termos e condições deste 2º Plano e Programas em vigor, sendo que caso a Reestruturação seja por meio de criação de holding que venha a abrir o capital ou seja o alvo da transferência de controle, as ações objeto das Opções serão substituídas por ações da referida sociedade holding, devendo assim fazer nos exatos termos e condições deste 2º Plano e Programas em vigor; (b) a antecipação da aquisição do direito ao exercício das Opções, de forma a assegurar a inclusão das ações correspondentes na operação em questão; e/ou (c) o pagamento em dinheiro da quantia a que o Participante faria jus caso tivesse exercido as Opções e alienado suas respectivas Ações, nos termos deste 2º Plano.

13.1.1. The Board of Directors of the Company or the Committee and the companies involved in Restructuring transactions shall determine, at their sole discretion and without prejudice to other action: (a) the replacement of the Shares subject of the Options with shares, quotas or other securities issued by the Company's successor entity, provided that they do so pursuant to the exact terms and conditions of this 2nd Plan and Programs then in effect, and provided further that, if the Restructuring is carried out by means of creation of a holding company that shall go public or be the subject of a transfer of control, the shares subject of the Options shall be replaced with shares of that holding company, such replacement being made according to the exact terms and conditions of this 2nd Plan and Programs then in effect; (b) acceleration of the vesting of the Options, so as to ensure the inclusion of the corresponding shares in the transaction in question; and/or (c) payment in cash of the amount to which the Participant would have been entitled if he had exercised the Options and disposed of its respective Shares, in accordance with this 2nd Plan.

Data de Vigência	Effective Date

14.1.      Vigência. Este 2º Plano entrará em vigor na data de sua aprovação e expirará, a qualquer tempo, por decisão do Conselho de Administração. O término de vigência deste 2º Plano não afetará a eficácia das Opções ainda em vigor, anteriormente adquiridas.

14.1.      Effectiveness. This 2nd Plan shall be effective on the date of its approval and shall expire at any time by resolution of the Board of Directors. Expiration of this 2nd Plan shall not affect the effectiveness of previously acquired Options still in effect.

Disposições Complementares	Supplementary Provisions

15.1.      Cessão. Os direitos e obrigações decorrentes deste 2º Plano, dos Programas, do Contrato de Opção e de quaisquer outros instrumentos firmados em decorrência de referidos documentos têm caráter personalíssimo e não poderão ser cedidos ou transferidos a terceiros, no todo ou em parte, nem dados em garantia de obrigações, sem a prévia anuência escrita da Companhia.

15.1.      Assignment. The rights and obligations arising from this 2nd Plan, Programs, Option Agreement and any other instruments executed as a result of the aforementioned instruments are of a very personal nature and cannot be assigned or transferred to third parties, in whole or in part, or pledged as collateral to obligations, without the prior written consent of the Company.

15.2.      Lei Aplicável e Solução de Controvérsias. Este 2º Plano será regido e interpretado de acordo com as Leis da República Federativa do Brasil e quaisquer alegações ou controvérsias oriundas ou em conexão com este 2º Plano deverão ser solucionadas de forma definitiva por meio de arbitragem regida pelo Regulamento de Arbitragem (“Regulamento”) do Centro de Arbitragem e Mediação da Câmara de Comércio Brasil-Canadá (“CAM-CCBC”), e administrado pelo CAM-CCBC. O tribunal arbitral será composto por 3 (três) árbitros apontados de acordo com o Regulamento. O idioma da arbitragem será o português. A sede da arbitragem será a cidade de São Paulo - SP, Brasil. Quaisquer medidas judiciais previstas na Lei 9.307/96 poderão ser requeridas pelas partes, sendo de competência exclusiva o foro da comarca de São Paulo - SP, Brasil, sem qualquer renúncia à arbitragem. Os custos da arbitragem, incluindo honorários advocatícios da Parte vencedora serão arcados pela Parte perdedora, na forma da sentença arbitral.

15.2.      Governing Law and Dispute Resolution. This 2nd Plan shall be governed by and interpreted in accordance with the Laws of the Federative Republic of Brazil and any claims or controversies arising out of or in connection with this 2nd Plan shall be definitively resolved by arbitration governed by the Arbitration Rules (“Rules”) of the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce (“CAM-CCBC”), and administered by CAM-CCBC. The arbitral tribunal shall consist of three (3) arbitrators appointed in accordance with the Rules. The language of the arbitration shall be Portuguese. The seat of the arbitration shall be the city of São Paulo - SP, Brazil. Any judicial measures provided for in Law 9.307/96 may be requested by the parties, the exclusive jurisdiction for which shall lie with the district court of São Paulo - SP, Brazil, without any waiver of arbitration. The costs of the arbitration, including the winning Party's attorneys' fees, shall be borne by the losing Party, in accordance with the arbitration award.

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15.3.      Participantes Não Residentes no Brasil. Condições especiais relativas à jurisdição em que o Participante está localizado e/ou reside, que possam não estar estabelecidos neste 2º Plano ou no Contrato de Compra de Ações, poderão ser aplicáveis, conforme Apêndices a este 2º Plano arquivados na sede da Companhia ou outros que vierem a ser criados de tempos em tempos.

15.3.      Participants Not Resident in Brazil. Specific conditions related to the jurisdiction in which the Participant is located and/or residing may apply, as per the Appendixes to this 2nd Plan archived in the Company’s headquarters or other appendixes to be created from time to time.

15.4.      Conflito de Tradução. Este 2º Plano é aprovado concomitantemente nos idiomas português e inglês. Na hipótese de quaisquer questões ou conflitos relacionados a ambas as versões, a versão em português prevalecerá em relação aos Participantes residentes no Brasil e a versão em inglês prevalecerá para os Participantes não residentes no Brasil.

15.4. Conflict of Translation. This translation is provided for convenience only and in the event of any conflict between the Portuguese and English translation, the Portuguese meaning shall prevail.

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